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                                                    Exhibit 3(b)


                     CERTIFICATE OF AMENDMENT
                                TO
           AMENDED ARTICLES OF INCORPORATION AS AMENDED
                                OF
                             DPL INC.

    Stephen F. Koziar, Jr., Group Vice President, and Judy W. Lansaw, Vice President and Secretary, of DPL Inc., a for profit corporation organized and existing under the General Corporation Law of the State of Ohio, with its principal office located in Dayton, Montgomery County, Ohio, do hereby certify that at the Annual Meeting of the holders of the shares of said Corporation entitling them to vote on the proposal to amend the Amended Articles of Incorporation as amended, as contained in the following resolution, was duly called and held on the 20th day of April, 1993, at which meeting a quorum of each class of shareholders entitled to vote on the proposal was present in person or by proxy, and that by the affirmative vote of the holders of shares entitled under the Articles to exercise at least two-thirds of the voting power of each class of shares of the Corporation on such proposal, the following resolution amending the Amended Articles of Incorporation as amended of the Corporation was duly adopted as permitted by Section 1701.71(A)(1) of the Revised Code:

    RESOLVED, that in order to increase the number of authorized
Common Shares of the Corporation, the first paragraph of Article
FOURTH of the Articles of Incorporation is hereby amended to read in its entirety as follows:

    FOURTH: The authorized number of shares of the Corporation is 258,000,000 which shall be classified as follows:

    8,000,000 Preferred Shares, without par value (hereinafter called "Preferred Shares"); and
    250,000,000 Common Shares, with a par value of $.01 per Share
    (hereinafter called "Common Shares".)

    IN WITNESS WHEREOF, said Stephen F. Koziar, Jr., Group Vice President, and Judy W. Lansaw, Vice President and Secretary, of DPL Inc., acting for and on behalf of said Corporation, have hereunto subscribed their names this 7th day of June, 1993.

                                  DPL INC.


                                  By Stephen F. Koziar, Jr.
                                     ---------------------------
                                     Stephen F. Koziar, Jr.
                                     Group Vice President


                                  By Judy W. Lansaw
                                     ---------------------------
                                     Judy W. Lansaw
                                     Vice President and Secretary
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